Exhibit 99.1

Liquidity Services, Inc. to Acquire Truckcenter.com

Acquisition adds leading marketplace and notable client base of Fortune 500 sellers of transportation capital assets

WASHINGTON — May 25, 2011—Liquidity Services, Inc. (NASDAQ: LQDT), today announced it has agreed to acquire TruckCenter.com in an all-cash transaction. A leading online auction marketplace for fleet and transportation equipment, Truckcenter.com brings expertise and focused services that optimize value for commercial fleet owners and equipment leasing institutions in addition to serving as a core source of surplus transportation equipment for an active buyer base.  Truckcenter.com currently serves a notable client base including GE Capital, Bank of America and Wal-Mart and will operate as part of Liquidity Services’ Commercial Asset Recovery Division.

The acquisition strengthens Liquidity Services’ overall business in the growing transportation industry vertical.  LSI will add over 200 new commercial sellers of transportation assets, a critical mass of registered buyers of fleet, rolling stock and other transportation equipment, and five permanent facilities to support the national service required within this industry vertical.  The storage facilities are located in the areas of Los Angeles, CA;  Dallas/Fort Worth, TX;  Atlanta, GA; Indianapolis, IN; and New Castle, DE.

“Transportation assets are an increasingly important category in our business with sales of approximately $100 million annually.  With the addition of TruckCenter.com, we are excited to further expand this vertical and provide an enhanced solution for Liquidity Services’ and TruckCenter.com’s impressive base of clients  and buyers,”  said Bill Angrick, Chairman and CEO of Liquidity Services.  “As we continue to grow our commercial and public sector business, the expertise and services of TruckCenter.com will allow Liquidity Services to strengthen our position for existing and new clients, as the leading marketplace for transportation assets and surplus goods and equipment in general.”

“We are excited to join Liquidity Services and combine our industry-leading services to provide the most robust solution for the management and sale of surplus transportation assets,” said Jerry Connolly, CEO of Truckcenter.com.  “Liquidity Services’ expansive base of 1.5 million registered buyers, technology expertise and value-added services will help increase recovery value and shorten the sales cycle for our selling clients while also providing easier access to a broader range of products for our buying customers.”

Liquidity Services expects the deal to add approximately $50 million of annual Gross Merchandise Volume (GMV) and, excluding one-time deal expenses, to be neutral to its fiscal year 2011 earnings results and two cents per diluted share accretive to its fiscal 2012 results.

The acquisition is expected to close in June 2011 and is subject to customary closing conditions and post-closing price adjustments related to working capital items.  Terms of the deal include an upfront payment of approximately $9 million in cash plus additional cash payments of up to $9 million based on

TruckCenter.com’s future revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) performance over a 24 month period after closing.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:  LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $2.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

About TruckCenter.com

TruckCenter.com, conducts Land-Based and Internet Public Auctions of Transportation Assets from its five permanent facilities in: Atlanta, GA; New Castle, DE; Indianapolis, IN; Dallas/Fort Worth, TX; and Los Angeles, CA.  TruckCenter.com makes it easy for buyers and sellers to gather necessary information about available assets with complete asset descriptions and specifications, detailed condition reports, and a minimum of twelve (12) high-resolution digital pictures.  For more information visit www.truckcenter.com.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the potential benefits, impact on fiscal 2011 and 2012 operating results and the expected closing date of the acquisition of the TruckCenter.com business by LSI. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by these forward-looking statements. You can identify forward-looking statements by terminology such as “expects,” or the negative of these terms or other comparable terminology. We cannot guarantee future results, levels of activity, performance or achievements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including, but not limited to, those set forth in Part I, Item IA (Risk Factors). There may be other factors of which we are currently unaware that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement occurring after the date of this document.

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Media Contact

Julie Davis

Liquidity Services, Inc.

202.558.6234

julie.davis@liquidityservicesinc.com